CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
HERMES JETS, INC.
(A Development Stage Enterprise)

We consent to the use in this Registration Statement on Form S-1/A of our report of independent registered public accounting firm dated April 9, 2010 on the balance sheet of Hermes Jets, Inc. (A Development Stage Enterprise) as of December 31, 2009 and 2008 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2009, the period from September 11, 2008 (Inception) to December 31, 2008 and Cumulative from September 11, 2008 (Inception) to December 31, 2009.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

STARK WINTER SCHENKEIN & CO., LLP

/s/ Stark Winter Schenkein & Co., LLP

September 30, 2010
Denver, Colorado